Exhibit 99
Issued: Wednesday 16 November, London UK
GSK receives initial data from the first completed
phase III study of albiglutide in type 2 diabetes
- Head-to-head study primary end point did not meet non-
inferiority, but results support progression towards registration
GlaxoSmithKline (GSK) today announced that topline results have been received from the first of eight Phase III studies of albiglutide to complete in type 2 diabetes.
The study, known as Harmony 7, is a head-to-head study designed to compare albiglutide, an investigational once weekly glucagon-like peptide-1 (GLP-1) agonist, to once-a-day liraglutide, an approved treatment for type 2 diabetes, in the same class. The primary endpoint of the study was reduction in HbA1c, a marker of the amount of glucose in the blood.
Results showed a reduction in HbA1c of 0.78% for patients receiving albiglutide compared to a reduction of 0.99% for liraglutide. While albiglutide did demonstrate a statistically significant reduction in HbA1c from baseline (p<0.001), it did not meet the pre-specified primary endpoint of non-inferiority to liraglutide (95% CI: 0.08 — 0.34%).
The most common adverse events observed during this study were associated with gastrointestinal tolerability. Nausea and vomiting rates were lower in patients receiving albiglutide compared to those receiving liraglutide (9.9% versus 29.2% for nausea; 5% versus 9.3% for vomiting). While weight loss was observed for both treatments, the weight loss for patients receiving albiglutide (-0.62 kg) was lower than that observed with liraglutide (-2.21 kg).
“While the pre-specified margin of non-inferiority was not met, these topline data support continued progression towards registration of albiglutide as a possible future once weekly treatment for type 2 diabetes,” said Moncef Slaoui, Chairman of R&D at GSK. “This is the first of eight phase III studies to conclude and we continue to look forward to receiving the results of the remaining studies which will provide a more complete assessment of the profile of albiglutide in type 2 diabetes,” he added.
Detailed analysis of the full data set from this study will be conducted in the coming months and the data will be submitted for presentation at a scientific meeting in 2012. In addition, initial results from the remaining seven Phase III studies will become available over the course of the next several months. An update on the clinical development programme will be the subject of a future announcement when a more complete view of the programme is available, expected in mid 2012.
About the Harmony 7 study
Harmony 7 is one of eight Phase III studies investigating the efficacy and safety of albiglutide in men and women with type 2 diabetes.

This 32 week, head-to-head, open-label, non-inferiority study, enrolled 841 patients, on single, dual or triple oral antidiabetes medicines, from eight countries. The patients were randomised to receive, via titration, either albiglutide 50 mg weekly or the maximum approved dose of liraglutide, 1.8 mg once daily. The primary endpoint was reduction in HbA1c, while secondary endpoints included other parameters of glucose control, weight, and safety and tolerability.
About the Harmony Phase III programme
The Phase III clinical development programme for albiglutide, compromises eight individual studies, known as Harmony 1 to Harmony 8.
The programme is investigating the efficacy, tolerability and safety, including cardiovascular safety, of albiglutide as mono- and add-on therapy, in patients with type 2 diabetes. The primary efficacy endpoint for all studies is the change from baseline in HbA1c compared to placebo and/or active comparators. A majority of the studies will include active comparators, including sulphonylurea, thiazolidinedione (TZD), insulin and a dipeptidyl peptidase four inhibitor (DPP IV).
The individual phase III studies are due to complete from late 2011 through early 2013. In addition to Harmony 7 one other study is expected to complete in late 2011. One study will complete in 2012. The remaining five studies are expected to complete by early 2013; these studies have a primary efficacy endpoint set at between 26 weeks and two years, which is expected to be achieved by mid 2012 for all studies. As per the study protocols, these studies will remain blinded past the primary efficacy endpoint until completion, which for most studies is three years.
About albiglutide
Albiglutide is an investigational biological, injectable form of human GLP-1 — a peptide that acts throughout the body to help maintain normal blood-sugar levels and to control appetite. Normally, GLP-1 levels rise during a meal to help the body utilise and control the elevation in blood sugar levels. However, GLP-1 is rapidly degraded, resulting in its short duration of action. In people with type 2 diabetes, GLP-1 secretion in response to a meal is reduced. Albiglutide is an investigational medicine which fuses human GLP-1 to human albumin. It is designed to have the potential to extended duration of action and allow for weekly or less-frequent injections.
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Cautionary statement regarding forward-looking statements
Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK’ s operations are described under ‘Risk Factors’ in the ‘Business Review’ in the company’ s Annual Report on Form 20-F for 2010.
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